Exhibit 99.1

MELA SCIENCES, A LEADER IN MELANOMA DIAGNOSTICS,

APPOINTS ROSE CRANE AS PRESIDENT AND CHIEF EXECUTIVE OFFICER AND A DIRECTOR, EFFECTIVE AS OF MONDAY, NOVEMBER 11TH

IRVINGTON, NY, November 6, 2013 – MELA Sciences, Inc. (NASDAQ: MELA), the medical device company that has developed and is commercializing MelaFind®, an optical diagnostic device using proprietary technology that enables dermatologists to “see” below the surface of a patient’s skin to aid in the diagnosis of melanoma, today announced that the Company has appointed Rose Crane as its President and Chief Executive Officer and a director, effective as of November 11, 2013. At such time Interim CEO, Robert Coradini, will assume the Chairman’s role and thereafter is planned to provide ongoing active consulting while current Chairman, David Stone, will resume his director’s role on the Board.

Rose Crane was most recently Partner at Appletree Partners where she was responsible for assessing and recommending products to build the Appletree portfolio, consisting of pharmaceutical products, medical devices and healthcare services. Previously, Rose was Chief Executive Officer and President of Epocrates, where she developed the strategic plan to advance and promote growth at the company. She also organized and directed the efforts for a successful IPO for Epocrates in 2011. Rose served as Company Group Chairman of OTC/Nutritionals at Johnson & Johnson leading the largest worldwide OTC company. She also spent 20 years of her career at Bristol-Myers Squibb, most recently as President of US Primary Care where she managed an operating unit with annual sales of $7.5 billion.

“Rose is an experienced healthcare industry executive with an excellent track record for growing organizations, driving corporate development activities and successfully building commercial platforms to create value for shareholders,” said Robert Coradini, Interim CEO of MELA Sciences. “We believe that her leadership and operational expertise will lead MELA Sciences during the next stage of our evolution in building our business and in the pursuit of establishing MelaFind as a standard of care in the fight against melanoma.”

“I am pleased to be joining MELA Sciences, a company that is at an inflection point in its growth trajectory, building both a talented workforce and strong relationships with clinical partners and customers,” said Rose Crane. “I look forward to working with the Board and the management team to strengthen the Company’s operational performance, drive the commercialization of MelaFind and position MELA Sciences to achieve its full potential.”

MelaFind is the first and only FDA-approved automated optical imaging device for melanoma detection used by dermatologists and was recognized by the Cleveland Clinic as a Top 10 Medical Innovation for 2013. MelaFind was featured in the Wall Street Journal, and recently received national attention on “The Rachael Ray Show”. Consumers can learn more about the device or locate a MelaFind dermatologist in their area by visiting www.melafind.com.

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About MELA Sciences, Inc.

MelaFind is the first and only FDA approved automatic (algorithm-based) optical diagnostic device for melanoma detection used by dermatologists.

MELA Sciences is an optical imaging medical device company focused on dermatology diagnostics. Our first and flagship product is MelaFind, though we plan to explore new uses and embodiments of the Company’s innovative technology. MelaFind is a non-invasive diagnostic tool to provide additional information to dermatologists during melanoma skin examinations. The device uses multispectral light from visible to near-infrared wavelengths to evaluate skin lesions up to 2.5 mm beneath the skin. The device provides information on a lesion’s level of morphologic disorganization to provide additional objective information that may be used by dermatologists in the biopsy decision-making process. MelaFind has been approved by the US Food and Drug Administration for use in the US. In addition, MelaFind has received CE Mark approval and is approved for use in the European Union.

For more information on MELA Sciences, Inc., visit www.melasciences.com.

Safe Harbor:

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes,” “assumes,” “predicts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant known and unknown uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties facing the company such as those set forth in its reports on Forms 10-Q and 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”). Factors that might cause such a difference include whether MelaFind® achieves market acceptance. Given the uncertainties affecting companies in the medical device industry such as the Company, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. The Company urges you to carefully review and consider the disclosures found in its filings with the SEC which are available at www.sec.gov and www.melasciences.com.

For further information contact:

Investors

Lynn Pieper

Westwicke Partners

415-202-5678

Media

Erica Sperling

Rpr Marketing Communications

212-317-1462

Erica.Sperling@rprmc.com